Exhibit 99.1

Investor Contact:	Adam Hanan
(615) 443-9887

Media Contact:	Heidi Pearce
(615) 235-4135

CRACKER BARREL REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2020 RESULTS

LEBANON, Tenn. – September 15, 2020 – Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) (Nasdaq: CBRL) today reported its financial results for the fourth quarter of fiscal 2020 ended July 31, 2020 and provided an update regarding the impact of the COVID-19 pandemic on the Company’s business.

Fourth Quarter Fiscal 2020 Highlights

•	Dining room service gradually returned during the first two months of the quarter, and by the end of June, substantially all dining rooms were open at varying levels of reduced capacity.

•	Comparable store restaurant and retail sales both improved sequentially each month during the quarter. Comparable store restaurant sales decreased 39.2% and comparable store retail sales decreased 32.3% for the full quarter compared to the prior year quarter.

•	Off-premise sales grew approximately 145% over the prior year quarter and represented approximately 35% of restaurant sales.

•	GAAP earnings per diluted share were $1.05 compared to prior year quarter GAAP earnings per diluted share of $2.70. Adjusted earnings (loss) per diluted share were ($0.85). (See non-GAAP reconciliation below.)

Commenting on the fourth quarter results, Cracker Barrel President and Chief Executive Officer Sandra B. Cochran said, “Throughout the quarter, we continued to take decisive actions to ensure the health and safety of our guests and employees, strengthen our business model, and bolster liquidity. I am encouraged by our sales recovery, and I am pleased with both the progress we have made on key initiatives and with how well our teams have continued to manage our business under changing and challenging circumstances. Our actions have put us in a position of financial strength which will allow us to invest in initiatives that we believe will drive long-term value creation for our shareholders. Cracker Barrel remains a trusted and highly differentiated brand with loyal guests, and our management team is confident our fiscal 2021 business priorities and plans will help us successfully navigate this environment while further strengthening our leadership position in casual dining.”

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Cracker Barrel Reports Fourth Quarter Fiscal 2020 Results

September 15, 2020

Fourth Quarter Fiscal 2020 Results

Revenue

The Company reported total revenue of $495.1 million for the fourth quarter of fiscal 2020, representing a decrease of 37.1% compared to the fourth quarter of the prior year. Cracker Barrel fourth quarter comparable store restaurant sales decreased 39.2% compared to the prior year quarter, as a 40.7% decrease in comparable store restaurant traffic was partially offset by a 1.5% increase in average check. Comparable store retail sales decreased 32.3% compared to the prior year quarter.

Cracker Barrel comparable store restaurant and retail sales for the fourth quarter, fiscal May, June, and July were as follows:

	Fourth Quarter Ended 7/31	Month Ended 5/29	Month Ended 6/26	Month Ended 7/31
Comparable store restaurant sales	(39.2)%	(59.0)%	(33.8)%	(28.2)%
Comparable store retail sales	(32.3)%	(59.0)%	(22.7)%	(16.9)%
Number of comparable stores with limited dine-in service available at the beginning of the fiscal period	15	15	502	640

Sale-Leaseback Transactions

As previously disclosed, the Company entered into two sale-leaseback transactions. The first transaction occurred in the fourth quarter and involved a group of 64 properties that were part of a previous sale-leaseback transaction that was set to expire in 2021. The Company entered into a new 20-year lease agreement with Oak Street Real Estate Capital (“Oak Street”). This transaction resulted in the Company recording an approximately $70 million non-cash gain on sale of assets in its fourth quarter.

To further bolster liquidity and strengthen its financial position, the Company entered into a second sale-leaseback transaction, which closed in the first quarter of fiscal 2021. In this transaction, the Company sold an additional 62 properties to Oak Street for a purchase price of approximately $150 million.

Operating Income

GAAP operating income in the fourth quarter was $40.1 million, or 8.1% of total revenue, a decrease from the prior year quarter GAAP operating income of $79.4 million, or 10.1% of total revenue. Adjusted operating income (loss) was ($20.0) million. (See non-GAAP reconciliation below.)

Earnings per Diluted Share

GAAP earnings per diluted share were $1.05 compared to prior year GAAP earnings per diluted share of $2.70. Adjusted earnings (loss) per diluted share were ($0.85). (See non-GAAP reconciliation below.)

Full Year Fiscal 2020 Highlights

•	Prior to the onset of the COVID-19 pandemic, the Company had delivered solid results through the first two quarters of fiscal 2020, which included the following:

o	Comparable store restaurant sales growth of 3.0%, which outperformed the industry, and comparable store retail sales growth of 0.4%.

o	Operating income of approximately $142.5 million, an increase of 3% compared to the prior year period.

o	The Company had invested in and made progress on key initiatives such as its menu evolution initiative, off-premise, and a beer/wine program.

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Cracker Barrel Reports Fourth Quarter Fiscal 2020 Results

September 15, 2020

•	To strengthen its business model in response to the pandemic, the Company implemented sustainable business model improvements that it believes will result in annualized ongoing savings of approximately $50 million.

•	As a result of solid financial performance driven by initiatives taken to rapidly adjust to the pandemic, all stores have remained open, with varying levels of reduced dine-in capacity, during the pandemic, with the exception of one underperforming store that was permanently closed.

•	Fiscal 2020 GAAP earnings (loss) per diluted share were ($1.36) compared to prior year earnings per diluted share of $9.27. Adjusted earnings per diluted share were $2.04. (See non-GAAP reconciliation below.)

Fiscal 2020 Results

Revenue

The Company reported total revenue of $2.52 billion for the fiscal year, representing a decrease of 17.9% compared to the prior year. Comparable store restaurant sales decreased 18.9%, including a 21.6% decrease in store traffic, partially offset by a 2.7% increase in average check. Comparable store retail sales decreased 17.1% for the fiscal year.

Operating Income

GAAP operating income in fiscal 2020 was $103.6 million, or 4.1% of total revenue, compared to $282.8 million, or 9.2% of total revenue, in the prior year. Adjusted operating income was $68.9 million. (See non-GAAP reconciliation below.)

Earnings per Diluted Share

Fiscal 2020 GAAP earnings (loss) per diluted share were ($1.36) compared to prior year earnings per diluted share of $9.27. Adjusted earnings per diluted share were $2.04. (See non-GAAP reconciliation below.)

Maple Street Biscuit Company

In October 2019, the Company acquired the award-winning fast casual concept Maple Street Biscuit Company (“Maple Street”) in an all-cash transaction for $36 million. At the time of the acquisition, Maple Street had 28 company-owned locations. The Company subsequently converted its Holler & Dash units into Maple Street locations, and Maple Street also opened one additional location in fiscal 2020, bringing the total number of company-owned units in operation to 35.

Fiscal 2021 Outlook

As a result of the pandemic, the sales performance of the Company’s stores varies significantly and is heavily influenced by factors outside the Company’s control, including, but not limited to, capacity restrictions, jurisdictional regulations, and the extent that the local economy has reopened. The Company anticipates these circumstances will continue for the foreseeable future and due to this uncertainty is not providing its customary annual guidance.

Through the first six weeks of the Company’s first quarter of fiscal 2021, comparable store restaurant sales decreased approximately 20% and comparable store retail sales decreased approximately 15% when compared to the comparable period in 2019.

In fiscal 2021, the Company anticipates capital expenditures of approximately $100 million, and it expects to open three new Cracker Barrel stores and up to 15 new Maple Street units.

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Cracker Barrel Reports Fourth Quarter Fiscal 2020 Results

September 15, 2020

Fiscal 2020 Fourth Quarter Conference Call

As previously announced, the live broadcast of Cracker Barrel’s quarterly conference call will be available to the public on-line at investor.crackerbarrel.com today beginning at 11:00 a.m. (ET). The on-line replay will be available at 2:00 p.m. (ET) and continue through September 29, 2020.

About Cracker Barrel Old Country Store®

Cracker Barrel Old Country Store, Inc. (Nasdaq: CBRL) shares warm welcomes and friendly service while offering guests high-quality homestyle food and unique shopping — all at a fair price. By creating a world filled with hospitality through an experience that combines dining and shopping, guests are cared for like family. Established in 1969 in Lebanon, Tenn., Cracker Barrel and its affiliates operate more than 660 company-owned Cracker Barrel Old Country Store® locations in 45 states and own the fast-casual Maple Street Biscuit Company. For more information about the company, visit crackerbarrel.com.

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Cracker Barrel Reports Fourth Quarter Fiscal 2020 Results

September 15, 2020

CBRL-F

Except for specific historical information, certain of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of Cracker Barrel Old Country Store, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is subject to completion of our financial procedures for Q4 FY 2020 and is provided pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "trends," "assumptions," "target," "guidance," "outlook," "opportunity," "future," "plans," "goals," "objectives," "expectations," "near-term," "long-term," "projection," "may," "will," "would," "could," "expect," "intend," "estimate," "anticipate," "believe," "potential," "regular," "should," "projects," "forecasts," or "continue" (or the negative or other derivatives of each of these terms) or similar terminology and include the expected effects of COVID-19 on our business, financial condition and results of operations and of operational improvement initiatives, such as new menu items and retail offerings. Factors which could materially affect actual results include, but are not limited to: risks and uncertainties associated with the COVID-19 pandemic, including the duration of the COVID-19 pandemic and its ultimate impact on our business, levels of consumer confidence in the safety of dine-in restaurants, restrictions (including occupancy restrictions) imposed by governmental authorities, the effectiveness of cost saving measures undertaken throughout our operations, disruptions to our operations as a result of the spread of COVID-19 in our workforce, and our increased level of indebtedness brought on by additional borrowing necessitated by the COVID-19 pandemic; general or regional economic weakness, and weather on sales and customer travel; discretionary income or personal expenditure activity of our customers; information technology-related incidents, including data privacy and information security breaches, whether as a result of infrastructure failures, employee or vendor errors, or actions of third parties; our ability to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; our ability to sustain or the effects of plans intended to improve operational or marketing execution and performance; uncertain performance of acquired businesses, strategic investments and other initiatives that we may pursue now or in the future, including our acquisition and integration of Maple Street Biscuit Company; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect our brands and products; commodity price increases; the ability of and cost to us to recruit, train, and retain qualified hourly and management employees; the effects of increased competition at our locations on sales and on labor recruiting, cost, and retention; workers' compensation, group health and utility price changes; consumer behavior based on negative publicity or changes in consumer health or dietary trends or safety aspects of our food or products or those of the restaurant industry in general, including concerns about outbreaks of infectious disease, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; the effects of our indebtedness and associated restrictions on our financial and operating flexibility and ability to execute or pursue our operating plans and objectives; changes in interest rates, increases in borrowed capital or capital market conditions affecting our financing costs and ability to refinance all or portions of our indebtedness; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; our ability to retain key personnel; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; our ability to enter successfully into new geographic markets that may be less familiar to us; changes in land, building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; economic or psychological effects of natural disasters or unforeseen events such as terrorist acts, social unrest or war and the military or government responses to such events; disruptions to our restaurant or retail supply chain, including as a result of COVID-19; changes in foreign exchange rates affecting our future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America ("GAAP"); and other factors described from time to time in our filings with the Securities and Exchange Commission, press releases, and other communications. Any forward-looking statement made by us herein, or elsewhere, speaks only as of the date on which made. We expressly disclaim any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

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Cracker Barrel Reports Fourth Quarter Fiscal 2020 Results

September 15, 2020

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED INCOME STATEMENT

(Unaudited)

(In thousands, except share and per share amounts, percentages and ratios)

	Fourth Quarter Ended			Twelve Months Ended
	7/31/20	8/2/19	Percentage Change	7/31/20	8/2/19	Percentage Change
Total revenue	$495,065	$787,098	(37)%	$2,522,792	$3,071,951	(18)%
Cost of goods sold, exclusive of depreciation and rent	150,778	226,532	(33)	779,937	931,077	(16)
Labor and other related expenses	187,785	276,177	(32)	924,994	1,078,751	(14)
Other store operating expenses	141,267	164,477	(14)	614,733	626,453	(2)
General and administrative expenses	40,950	40,542	1	146,975	152,826	(4)
Gain on sale-leaseback	(69,954)	0		(69,954)	0
Impairment	4,160	0		22,496	0
Operating income	40,079	79,370	(50)	103,611	282,844	(63)
Interest expense	9,944	3,851	158	22,327	16,488	35
Income before income taxes	30,135	75,519	(60)	81,284	266,356	(69)
Provision for income taxes (income tax benefit)	5,069	10,494	(52)	(28,683)	42,955	(167)
Loss from unconsolidated subsidiary	0	0		(142,442)	0
Net income (loss)	$25,066	$65,025	(61)	$(32,475)	$223,401	(115)

Earnings (loss) per share – basic:	$1.06	$2.70	(61)	$(1.36)	$9.29	(115)
Earnings (loss) per share – diluted:	$1.05	$2.70	(61)	$(1.36)	$9.27	(115)

Weighted average shares:
Basic	23,694,385	24,044,455	(1)	23,865,367	24,037,272	(1)
Diluted	23,760,922	24,113,705	(1)	23,865,367	24,096,396	(1)

Ratio Analysis
Total revenue:
Restaurant	81.1%	82.6%		80.5%	80.8%
Retail	18.9	17.4		19.5	19.2
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold, exclusive of depreciation and rent	30.5	28.8		30.9	30.3
Labor and other related expenses	37.9	35.1		36.7	35.1
Other store operating expenses	28.5	20.9		24.4	20.4
General and administrative expenses	8.3	5.1		5.8	5.0
Gain on sale-leaseback	(14.1)	0.0		(2.8)	0.0
Impairment	0.8	0.0		0.9	0.0
Operating income	8.1	10.1		4.1	9.2
Interest expense	2.0	0.5		0.9	0.5
Income before income taxes	6.1	9.6		3.2	8.7
Provision for income taxes (income tax benefit)	1.0	1.3		(1.1)	1.4
Loss from unconsolidated subsidiary	0.0	0.0		(5.6)	0.0
Net income (loss)	5.1%	8.3%		(1.3)%	7.3%

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Cracker Barrel Reports Fourth Quarter Fiscal 2020 Results

September 15, 2020

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited and in thousands, except share amounts)

	7/31/20	8/2/19
Assets
Cash and cash equivalents	$436,996	$36,884
Accounts receivable	20,157	22,757
Inventories	139,091	154,958
Prepaid expenses and other current assets	46,768	27,781
Property and equipment, net	1,130,061	1,168,965
Operating lease right-of-use assets, net	691,949	0
Investment in unconsolidated subsidiary	0	89,100
Other assets	79,236	80,780
Total assets	$2,544,258	$1,581,225

Liabilities and Shareholders’ Equity
Accounts payable	$103,504	$132,221
Other current liabilities	347,552	260,253
Long-term debt	910,000	400,000
Long-term operating lease liabilities	632,630	0
Other long-term obligations	104,465	139,922
Deferred income taxes	27,718	44,119
Shareholders’ equity, net	418,389	604,710
Total liabilities and shareholders’ equity	$2,544,258	$1,581,225

Common shares issued and outstanding	23,697,396	24,049,240

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Cracker Barrel Reports Fourth Quarter Fiscal 2020 Results

September 15, 2020

CRACKER BARREL OLD COUNTRY STORE, INC.

CONDENSED CONSOLIDATED CASH FLOW STATEMENT

(Unaudited and in thousands)

	Twelve Months Ended
	7/31/20	8/2/19
Cash flows from operating activities:
Net income (loss)	$(32,475)	$223,401
Loss from unconsolidated subsidiary	142,442	0
Depreciation and amortization	118,178	107,537
Loss on disposition of property and equipment	6,469	10,265
Gain on sale-leaseback	(69,954)	0
Impairment	23,160	0
Share-based compensation, net of excess tax benefit	6,386	8,181
Noncash lease expense	63,442	0
Decrease in inventories	16,094	1,295
(Decrease) increase in accounts payable	(30,593)	9,889
Net changes in other assets and liabilities	(82,147)	2,228
Net cash provided by operating activities	161,002	362,796
Cash flows from investing activities:
Purchase of property and equipment, net of insurance recoveries	(296,008)	(137,540)
Proceeds from sale of property and equipment	207,253	151
Purchase of investment in unconsolidated subsidiary	0	(89,100)
Notes receivable from unconsolidated subsidiary	(35,500)	(15,085)
Acquisition of business, net of cash acquired	(32,971)	0
Net cash used in investing activities	(157,226)	(241,574)
Cash flows from financing activities:
Net proceeds from long-term debt	549,395	0
(Taxes withheld) from issuance of share-based compensation awards	(2,160)	(2,497)
Purchases and retirement of common stock	(55,007)	0
Deferred financing costs	(1,348)	(3,022)
Dividends on common stock	(94,544)	(193,475)
Net cash provided by (used in) financing activities	396,336	(198,994)

Net increase (decrease) in cash and cash equivalents	400,112	(77,772)
Cash and cash equivalents, beginning of period	36,884	114,656
Cash and cash equivalents, end of period	$436,996	$36,884

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Cracker Barrel Reports Fourth Quarter Fiscal 2020 Results

September 15, 2020

CRACKER BARREL OLD COUNTRY STORE, INC.

Supplemental Information

(Unaudited)

	Fourth Quarter Ended
	7/31/20	8/2/19
Net Change in Company-Owned Units During Quarter:
Cracker Barrel	(1)	1
Maple Street Biscuit Company*	7	0
Holler & Dash*	0	0

Company-Owned Units in Operation at End of Quarter:
Cracker Barrel	663	660
Maple Street Biscuit Company	35	0
Holler & Dash	0	7
Total	698	667

Note*: The Company converted six former Holler & Dash locations into Maple Street Biscuit Company locations, which resulted in these locations being temporarily closed during the third quarter before reopening in the fourth quarter. One Holler & Dash location was permanently closed in the second quarter. In addition to the converted locations, one additional Maple Street location opened during the fourth quarter.

	Fourth Quarter Ended		Twelve Months Ended
	7/31/20	8/2/19	7/31/20	8/2/19
Total revenue**: (In thousands)
Restaurant	$394,985	$648,823	$2,010,892	$2,476,748
Retail	93,536	136,985	490,749	589,531
Total revenue	$488,521	$785,808	$2,501,641	$3,066,279

Cost of goods sold** (exclusive of depreciation and rent): (In thousands)
Restaurant	$97,981	$159,376	$510,448	$626,963
Retail	51,479	66,764	264,255	302,302
Total cost of goods sold	$149,460	$226,140	$774,703	$929,265

Average unit volume**: (In thousands)
Restaurant	$595.1	$983.2	$3,037.5	$3,766.3
Retail	141.0	207.6	741.3	896.5
Total	$736.1	$1,190.8	$3,778.8	$4,662.8

Operating Weeks**	8,628	8,579	34,425	34,195

Note**: This information is for Cracker Barrel stores only and excludes Maple Street Biscuit Company and Holler & Dash

	Q4 2020 vs. Q4 2019	12 mo. 2020 vs. 12 mo. 2019
Comparable Cracker Barrel store sales period to period decrease:
Restaurant	(39.2)%	(18.9)%
Retail	(32.3)%	(17.1)%
Number of Cracker Barrel locations in comparable store base:	654	646

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Cracker Barrel Reports Fourth Quarter Fiscal 2020 Results

September 15, 2020

CRACKER BARREL OLD COUNTRY STORE, INC.

Reconciliation of GAAP-basis operating results to non-GAAP operating results

(Unaudited)

In the accompanying press release, the Company makes reference to its full year and fourth quarter 2020 adjusted operating income and earnings per share. This reconciliation excludes the gain on sale of assets from the sale-leaseback transaction which occurred in the fourth quarter as well as the fees related to the two sale-leaseback transactions described above, non-cash impairment charges related to store assets, and the related tax impacts of these items. Additionally, the full-year adjusted operating income and earnings per share also exclude the following items that occurred in the third quarter: non-cash asset impairment charges related to store assets, expenses related to COVID-19, an impairment charge related to its equity investment in Punch Bowl Social, and the related tax impacts of these items. The Company believes excluding these items from its financial results provides investors with an enhanced understanding of the Company’s financial results. This information is not intended to be considered in isolation or as a substitute for net income or earnings per share information prepared in accordance with GAAP.

	Fourth Quarter Ended July 31, 2020
	As Reported	Adjustments	As Adjusted
Total revenue	$495,065	-	$495,065
Store operating expense	479,830	-	479,830
General and administrative expense (1)	40,950	(5,711)	35,239
Gain on sale-leaseback (2)	(69,954)	69,954	0
Impairment (3)	4,160	(4,160)	0
Operating income (loss) (1)(2)(3)	40,079	(60,083)	(20,004)
Interest expense	9,944	$0	9,944
Pretax income (loss)	30,135	(60,083)	(29,948)
Provision for income taxes (income tax benefit) (4)	5,069	(14,891)	(9,822)
Loss from unconsolidated subsidiary	$0	$0	0
Net income (loss) (1)(2)(3)(4)	$25,066	$(45,192)	($20,126)
Earnings (loss) per share – basic	$1.06	$(1.91)	($0.85)
Earnings (loss) per share – diluted	$1.05	$(1.90)	($0.85)

	Twelve Months Ended July 31, 2020
	As Reported	Adjustments	As Adjusted
Total revenue	$2,522,792	-	$2,522,792
Store operating expense (7)	2,319,664	(3,947)	2,315,717
General and administrative expense (1)(7)	146,975	(8,833)	138,142
Gain on sale-leaseback (2)	(69,954)	69,954	0
Impairment (3)(6)	22,496	(22,496)	0
Operating Income (1)(2)(3)(6)(7)	103,611	(34,678)	68,933
Interest Expense	22,327	$0	22,327
Pretax Income	81,284	(34,678)	46,606
Income tax benefit (4)(8)	(28,683)	26,678	(2,005)
Loss from Unconsolidated Subsidiary (5)	(142,442)	142,442	0
Net Income (loss) (1)(2)(3)(4)(5)(6)(7)(8)	($32,475)	$81,086	$48,611
Earnings (loss) per share – basic	($1.36)	$3.40	$2.04
Earnings (loss) per share – diluted	($1.36)	$3.40	$2.04

(1) Adjusted for fees related to the two sale-leaseback transactions described above.

(2) Adjusted for the gain on sale of assets related to the sale-leaseback transaction that occurred during the fourth quarter.

(3) Adjusted for non-cash impairment charges related to store assets that occurred in the fourth quarter.

(4) Adjusted for the tax impacts of (1), (2), and (3) above.

(5) Adjusted for impairment charge related to equity investment in Punch Bowl Social.

(6) Adjusted for non-cash impairment charges related to store assets that occurred in the third quarter.

(7) Adjusted for expenses related to COVID-19 that occurred during the third quarter.

(8) Adjusted for the tax impacts of (5), (6), and (7) above.

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